IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS
— Pursuing Key Initiatives
Designed to Grow Business and Shareholder Value over Long Term —
TORONTO — November 8, 2006 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that primarily because it did not install any theatre systems in the third quarter ended September 30, 2006, it incurred a net loss of $0.30 per diluted share for the three month period. The Company emphasized, however, that it has during the recently completed quarter signed five theatre deals, bringing the year-to-date total to 25, including four of which remain subject to conditions. For the 2005 third quarter, the Company had net earnings of $0.05 per diluted share.
IMAX Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler emphasized, “While the third quarter results are disappointing, we are making progress with what we are confident are the appropriate strategic initiatives to grow the business profitably and build shareholder value over the long term. Specifically, we have begun the important transition to a digital IMAX system and are accelerating our joint venture investment strategy, the objectives both being to help substantially expand the worldwide IMAX network and achieve attractive economics for the Company.”

In addition to the slipping of installations, the Company’s 2006 third quarter performance was affected by the disappointing box office performance of Ant Bully, and higher than anticipated SG&A due to increased legal expenses and costs related to the Company’s previously reported process of exploring strategic alternatives.
Messrs. Gelfond and Wechsler stated, “We strongly view the introduction of a digital IMAX system in 2008 as being potentially very beneficial to the Company. Although we face challenges in managing the transition to digital, we expect it to enable us to virtually eliminate IMAX print costs and allow operators and studios enhanced flexibility in their programming options. Moreover, by accelerating the Company’s involvement in box office sharing arrangements with exhibitors in which we contribute the projection systems (“joint ventures”), IMAX should be in a position to generate greater recurring revenues. Through a greater emphasis on joint ventures, the Company should realize benefits from deployment of capital, the expansion of its network, and in the incremental revenues and profitability that IMAX drives both for studios and the exhibitors.”
For the three months ended September 30, 2006, the Company’s total revenues were $20.7 million. Systems revenue was $7.3 million, as the Company recognized revenue on the sale of one theatre system in the third quarter of 2006. For the same 2005 period, IMAX had total revenues of $33.4 million and systems revenue of $20.2 million, as the Company recognized revenue on six theatre systems which qualified as either sales or sales-type leases in the prior year period. There were no revenues associated with consensual buyouts, terminations by default and MPX conversion agreements in the third quarter of 2006. This compares to $2.4 million in such settlement revenues in the third quarter of fiscal 2005.
For the third quarter of 2006, film revenues were $7.7 million, including IMAX DMR revenues of $3.4 million, theatre operations revenue was $4.7 million and other revenue was $1.0 million. For the 2005 third quarter, film revenues were $8.0 million, including IMAX DMR revenues of $3.0 million, theatre operations revenue was $4.3 million and other revenue was $0.8 million.
The Company ended the third quarter of fiscal 2006 with $26.2 million in cash, cash equivalents and short term investments.
The Company stated that it expects to install between five and eight theatre systems during the fourth quarter of fiscal 2006. This expectation reflects the impact of an unusually high number of installation slippages. Six systems currently in backlog were originally expected to be installed in the fourth quarter of fiscal 2006 but are now likely to be installed in fiscal 2007 instead. At the present time the Company has 24 systems in backlog scheduled for installation in 2007 and an additional eight systems that could be installed as early as December of that year. The Company went on to caution that slippages remain a recurring and unpredictable part of its business.
“Our clients are currently being impacted by slower than expected theatre construction and permit approval process delays. Unfortunately slippages remain a very unpredictable component of our business, but we note that as these installations ultimately occur they should benefit our 2007 results,” stated Messrs. Gelfond and Wechsler.
Separately, the Company provided an update regarding its exploration of strategic alternatives, including the possible sale or merger of the company. While the Company did not find a buyer willing to acquire IMAX at terms initially sought by the Board of Directors, the Special Committee of the Board has since authorized the investment banks Allen & Company and UBS to explore interest existing at a lower valuation than originally sought. As part of this ongoing process, the Company remains committed to exploring additional interest as appropriate.

On the film side, Superman Returns: An IMAX 3D Experience has grossed approximately $30.8 million to date. The Ant Bully: An IMAX 3D Experience, which opened in late July, grossed $7.1 million. The Company released Open Season: An IMAX 3D Experience on September 29, which so far has grossed $7.8 million.
The remainder of IMAX’s 2006 film slate includes Happy Feet: The IMAX Experience, a CGI animated musical-comedy to be released on November 17th, and Twentieth Century Fox’s Night at the Museum: The IMAX Experience, an adventure comedy starring Ben Stiller and Robin Williams, which premieres December 22nd. The Company’s 2007 film slate includes Spider-Man 3: The IMAX Experience scheduled for release in May, and Harry Potter and the Order of the Phoenix: The IMAX Experience, which will be released in July.
“To date, 16 Hollywood titles have been digitally re-mastered with DMR technology and released to IMAX® theatres, and we are optimistic about the strong prospects of the films scheduled for the remainder of the year as well as our 2007 film slate. In 2006 we have partnered with three major studios, and we look forward to continuing to expand our studio relationships in 2007 and beyond. IMAX’s significance to the Hollywood release platform continues to increase, and we think that our ability to deliver a unique out-of-home entertainment experience via the expanding network of IMAX theatres remains a key component of our future growth,” concluded Messrs. Gelfond and Wechsler.
The Company stated that it is still responding to informal inquiries from the U.S. Securities and Exchange Commission and the Ontario Securities Commission regarding the Company’s timing of revenue recognition, including its application of multiple element arrangement accounting in its revenue recognition for theatre systems. The Company continues to cooperate in this inquiry. The Company believes its application of this accounting policy is, and has historically been, in accordance with GAAP, and the Company’s position continues to be supported by its auditors, PricewaterhouseCoopers LLP.
The Company will host a conference call on Thursday, November 9, 2006 at 8:00 AM ET. To access the call interested parties should call (719) 457-2692 approximately 10 minutes before it begins. A recording of the call will be available by dialing (719) 457-0820. The code for both calls is 2262074. The Company will also host a webcast of the conference call with an accompanying PowerPoint presentation. These can both be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
About IMAX Corporation
Founded in 1967, IMAX Corporation is one of the world’s leading entertainment technology companies and the newest distribution window for Hollywood films. IMAX delivers the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR (Digital Re-mastering) makes it possible for virtually any 35mm film to be transformed into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences. As of September 30, 2006, there were 280 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the timing of theatre system installations, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, including the transition to digital systems, and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the subsequent reports filed by the Company with the Securities and Exchange Commission including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, scheduled to be filed on November 9, 2006.

For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com

Entertainment Media:	Business Media:
Newman & Company, Los Angeles	Sloane & Company, New York
Al Newman	Whit Clay
310-278-1560	212-446-1864
asn@newman-co.com	wclay@sloanepr.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue
IMAX systems	$7,319	$20,236	$40,669	$62,657
Films	7,671	8,047	26,363	18,295
Theater operations	4,726	4,311	12,434	12,325
Other	1,010	780	3,076	2,343

	20,726	33,374	82,542	95,620
Costs of goods and services	14,537	17,600	52,468	47,832

Gross margin	6,189	15,774	30,074	47,788

Selling, general and administrative expenses	9,998	8,966	29,954	29,021
Research and development	878	890	2,457	2,429
Amortization of intangibles	132	164	456	481
Receivable provisions, net of (recoveries)	359	(310)	250	(468)

Earnings (loss) from operations	(5,178)	6,064	(3,043)	16,325

Interest income	227	243	760	741
Interest expense	(4,379)	(4,185)	(12,784)	(12,584)

Net earnings (loss) from continuing operations before income taxes	(9,330)	2,122	(15,067)	4,482
Provision for income taxes	(1,784)	(202)	(634)	(681)

Net earnings (loss) from continuing operations	(11,114)	1,920	(15,701)	3,801
Net earnings (loss) from discontinued operations	(875)	360	1,425	786

Net earnings (loss)	$(11,989)	$2,280	$(14,276)	$4,587

Earnings (loss) per share:
Earnings (loss) per share — basic:
Net earnings (loss) from continuing operations	$(0.28)	$0.05	$(0.39)	$0.10
Net earnings (loss) from discontinued operations	$(0.02)	$0.01	$0.04	$0.02

Net earnings (loss)	$(0.30)	$0.06	$(0.35)	$0.12

Earnings (loss) per share — diluted:
Net earnings (loss) from continuing operations	$(0.28)	$0.04	$(0.39)	$0.09
Net earnings (loss) from discontinued operations	$(0.02)	$0.01	$0.04	$0.02

Net earnings (loss)	$(0.30)	$0.05	$(0.35)	$0.11

Weighted average number of shares outstanding (000’s):

Basic	40,286	40,025	40,265	39,800

Diluted	40,286	42,218	40,265	42,026

Additional disclosure:
Depreciation and amortization [1]	5,127	4,241	13,888	11,490

(1)	Includes $0.3 million and $0.9 million in amortization of deferred financing costs charged to interest expense for the three and nine months ended September 30, 2006 (2005 — $0.3 million, $0.9 million)

CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	September 30,	December 31,
	2006	2005
	(unaudited)

Assets
Cash and cash equivalents	$22,001	$24,324
Short-term investments	4,219	8,171
Accounts receivable, net of allowance for doubtful accounts of $7,201 (2005 — $5,892)	32,092	26,165
Financing receivables	62,529	63,006
Inventories	33,110	28,294
Prepaid expenses	4,389	3,825
Film assets	2,946	3,329
Fixed assets	25,619	26,780
Other assets	8,023	11,618
Deferred income taxes	6,171	6,171
Goodwill	39,027	39,027
Other intangible assets	2,619	2,701

Total assets	$242,745	$243,411

Liabilities
Accounts payable	$9,469	$6,935
Accrued liabilities	54,808	55,122
Deferred revenue	51,258	44,397
Senior Notes due 2010	160,000	160,000

Total liabilities	275,535	266,454

Shareholders’ equity (deficit)
Capital stock Common shares — no par value. Authorized — unlimited number. Issued and outstanding — 40,285,574 (2005 — 40,213,542)	121,960	121,674
Other equity	3,249	1,758
Deficit	(158,623)	(144,347)
Accumulated other comprehensive income (loss)	624	(2,128)

Total shareholders’ deficit	(32,790)	(23,043)

Total liabilities and shareholders’ equity (deficit)	$242,745	$243,411